Exhibit 99.1
Globecomm Systems Reports Fiscal 2009 First Quarter Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—November 5, 2008—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2009 first quarter ended September 30, 2008. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA, a non-GAAP financial measure. In the attached table the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA. A summary of the Company’s results are:
•	Service revenues increased 21.0% to a record $18.8 million as compared to $15.5 million in the same period last year.
•	Revenues from infrastructure solutions decreased by 12.2% to $23.5 million as compared to $26.8 million in the same period last year.
•	Consolidated revenues were $42.4 million in the first quarter of fiscal 2009 as compared to $42.3 million in the same period last year.
•	GAAP earnings per diluted share of $0.04 in the first quarter of fiscal 2009 as compared to GAAP earnings per diluted share of $0.16 in the same period last year.
•	Adjusted EBITDA was $3.0 million in the first quarter of fiscal 2009 as compared to $4.6 million in the same period last year.
Fiscal Year 2009 First Quarter Results
Revenues for the Company’s fiscal 2009 first quarter were $42.4 million compared to $42.3 million in the same period last year. Revenues from infrastructure solutions decreased by 12.2% to $23.5 million compared to $26.8 million in the same period last year. Revenues from services increased 21.0% to a record $18.8 million as compared to $15.5 million in the same period last year. The increase in service revenues was driven by an increase in managed network service revenue within the content distribution service offering and life cycle support revenues. This was offset by a decrease in infrastructure solution revenues from the government marketplace.
Net income for the Company’s fiscal 2009 first quarter decreased to $0.8 million, or $0.04 per diluted share, compared to net income of $3.0 million, or $0.16 per diluted share, in the first quarter of fiscal 2008. Adjusted EBITDA for the first quarter of 2009 decreased to $3.0 million as compared to $4.6 million in the first quarter of 2008. The decrease in net income and EBITDA was primarily driven by lower infrastructure solutions revenues to the government marketplace and increased selling and marketing expenses.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO of the Company, said, “While the economic backdrop presents challenges in the Company’s infrastructure business, Globecomm continues to invest in the sales force and technological platforms. The Company completed the first quarter with $56 million of cash, zero debt and with greater technological diversification than any time in the Company’s history. The Company’s service segment helps provide stability to navigate through difficult business cycles. Investing in the service segment has been a critical element of our strategic plan since the last major economic downturn.
In the first quarter of fiscal 2009, Globecomm experienced a slowdown in government marketplace infrastructure bookings. The Company has not experienced order cancellations or lost any major projects in the bookings pipeline. However, the Company is having difficulty gauging the timing of certain infrastructure orders. For example, yesterday Globecomm announced a $27 million dollar infrastructure order which we anticipated booking approximately six months ago. Accordingly, while the Company was ultimately awarded the project, Globecomm does not anticipate recognizing any significant revenue in the current fiscal year. With that said the Company’s services business is ahead of plan.
The Company will remain profitable, but in view of the volatile and unpredictable market dynamics, has chosen to withdraw its previously issued specific annual guidance. Globecomm hopes to be able to provide more definitive fiscal year guidance as the timing of anticipated infrastructure bookings becomes clearer. In the meantime, the Company is taking steps to address the related fixed cost base supporting the business levels experienced in the first quarter.”
Actual results for fiscal year 2009 will remain susceptible to a number of variable factors. These include, but are not limited to, major disruptions in the marketplaces in which the Company operates due to political unrest, local violence, global economic recession and changes in United States Government foreign policy or spending levels. Results will also remain susceptible to possible cost overruns on projects, unfavorable product mix and timing of or failure to book and turn certain projects.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation and amortization expense and non-cash stock compensation expense. Adjusted EBITDA does not represent cash flows defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between adjusted EBITDA and GAAP net income is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2008	2007

Revenues from infrastructure solutions	$23,539	$26,798
Revenues from services	18,816	15,544

Total revenues	42,355	42,342

Costs and operating expenses:
Costs from infrastructure solutions	20,300	21,184
Costs from services	14,205	11,106
Selling and marketing	3,113	2,525
Research and development	311	497
General and administrative	3,661	4,075

Total costs and operating expenses	41,590	39,387

Income from operations	765	2,955

Interest income	264	520
Interest (expense)	—	(285)

Income before income taxes	1,029	3,190

Provision for income taxes	201	167

Net income	$828	$3,023

Basic net income per common share	$0.04	$0.17

Diluted net income per common share	$0.04	$0.16

Weighted-average shares used in the calculation of basic net income per common share	20,152	17,829

Weighted-average shares used in the calculation of diluted net income per common share	20,690	18,815

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2008	2008

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,612	$51,399
Accounts receivable, net	34,551	52,106
Inventories	16,888	16,444
Prepaid expenses and other current assets	1,485	1,402
Deferred income taxes	829	1,017

Total current assets	110,365	122,368
Fixed assets, net	33,071	33,379
Goodwill	22,197	22,197
Intangibles, net	2,500	2,599
Deferred income taxes	11,496	11,496
Other assets	1,066	1,053

Total assets	$180,695	$193,092

Liabilities and Stockholders’ Equity
Current liabilities	$29,207	$43,359
Other liabilities	947	957
Total stockholders’ equity	150,541	148,776

Total liabilities and stockholders’ equity	$180,695	$193,092

Globecomm Systems Inc
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2008	2007

Net income	$828	$3,023
Adjustments:
Interest (income)	(264)	(520)
Interest expense	—	285
Provision for income taxes	201	167
Depreciation and amortization	1,371	1,559
Stock compensation expense (A)	881	85

Adjusted EBITDA	$3,017	$4,599

(A)	Includes one-time charge of $675 related to accelerated vesting of the restricted stock of the Company’s former President, who passed away on July 20, 2008.